Exhibit 4.12

FIRST AMENDMENT TO EXECUTIVE STOCK AGREEMENT

THIS FIRST AMENDMENT is made as of this 5th day of May, 2005 by and among MWI VETERINARY SUPPLY, INC., a Delaware corporation, formerly known as MWI HOLDINGS, INC. (the “Company”), MWI VETERINARY SUPPLY CO. (“MWI”) and JOHN R. RYAN (the “Executive”).

BACKGROUND

                A.            The Company, MWI and the Executive are parties to that Executive Stock Agreement dated June 18, 2002 (the “Agreement”).  All capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Agreement.

                B.            The Company, MWI and the Executive now desire to amend the Agreement as hereinafter provided.

AGREEMENT

                NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                1.             Section 12(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Termination of Repurchase/Put Option.  The right of the Holding Company to exercise the Repurchase Option and the right of the Executive Parties to exercise the Put Option shall each expire on the earlier to occur of the (i) fifth annual anniversary of the date hereof, (ii) date of consummation of an Initial Public Offering, or (iii) date of consummation of a Sale of the Company.”

                2.             Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Executive Stock Purchase Agreement to be executed the day and year first above written.

MWI VETERINARY SUPPLY, INC.

By:	/s/ Mary Pat Thompson
Name: Mary Pat Thompson
Title: VP & CFO

MWI VETERINARY SUPPLY CO.

By:	/s/ Mary Pat Thompson
Name: Mary Pat Thompson
Title: VP & CFO

EXECUTIVE

/s/ John R. Ryan
John R. Ryan